Exhibit 10.12
KULICKE AND SOFFA INDUSTRIES, INC.

2021 OMNIBUS INCENTIVE PLAN

Performance Share Unit Award Agreement

This Performance Share Unit Award Agreement (the “Agreement”) dated as of «Date of Grant» (the “Award Date”) is between Kulicke and Soffa Industries, Inc. (the “Company”) and «First_name» «Last_name» (the “Participant”) pursuant to the Kulicke and Soffa Industries, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan.

WHEREAS, the Committee has authorized the grant to the Participant of performance-based Restricted Stock Units (the “Performance Share Units”) in accordance with the provisions of the Plan, a copy of which is attached hereto; and

WHEREAS, the Participant and the Company desire to enter into this Agreement to evidence and confirm the grant of such Performance Share Units (the “Award”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Share Units. The Company hereby grants to the Participant an Award of «Growth_PSUs» Performance Share Units assuming 100% achievement of the Performance Measures, up to a maximum of [____] Performance Share Units assuming maximum achievement of the Performance Measures. Upon fulfillment of the requirements set forth below, the Participant shall, except as otherwise provided in this Agreement, have the right to receive one share of Common Stock of the Company (“Share”) for each earned Performance Share Unit. This grant is in all respects limited and conditioned as hereinafter provided and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding awards under the Plan). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement.
2. Performance Share Unit Vesting. The performance period for this Award shall commence on «Period Begin Date» and shall end on Period End Date» (the “Performance Period”). The Award shall be subject to all vesting requirements, including the achievement of Performance Measures, as set forth in Appendix A to this Agreement. Subject to Section 4 below, the Performance Share Units subject to this Award shall be eligible to vest upon the Participant’s continued employment through the later of the third anniversary of the grant date or the date of certification by an independent consulting firm appointed by the Company of the achievement of the applicable Performance Measures (such date, the “Vesting Date”).
3. Settlement of Vested Performance Share Units. Except as otherwise provided in this Agreement, one Share shall be delivered to the Participant for each vested Performance Share Unit as soon as administratively practicable following the Vesting Date but no later than the fifteenth day of the third month following the end of the calendar year in which the Vesting Date occurs.
4. Termination of Service. Eligibility to vest in the Performance Share Units subject to the Award is also subject to the Participant remaining continuously employed with the Company and its Subsidiaries through the last day of the Performance Period, provided however, (i) if the Participant terminates employment with the Company and its Subsidiaries during the Performance Period due to a Mutually Agreed Retirement (as defined below), the Participant shall remain eligible to vest in the Performance Share Units subject to the Award to the extent the Participant would otherwise have vested in the Performance Share Units based on the actual achievement of the Performance Measures as determined at the end of the Performance Period had he or she remained employed by the Company and its Subsidiaries through the end of the Performance Period, or (ii) if the Participant terminates employment with the Company and its Subsidiaries during the Performance Period due to Voluntary Retirement (as defined below), Disability (as defined in Section 422(c) of the Code) or death, the Participant (or in the

Exhibit 10.12
event of death, the Participant’s beneficiary) shall be eligible to vest in a pro rata portion of the Performance Share Units subject to the Award that the Participant would otherwise have vested based on the actual achievement of the Performance Measures as determined at the end of the Performance Period had he or she remained employed by the Company and its Subsidiaries through the end of the Performance Period. The pro rata portion will be calculated based on full months as measured from the grant date to the corresponding day of each succeeding month prior to such termination of employment. If the Participant terminates employment with the Company and its Subsidiaries for any other reason, all unvested Performance Share Units at the time of such termination of employment shall be forfeited.
For purposes of the foregoing, (x) a “Mutually Agreed Retirement” means that the Board and the Participant have mutually agreed on Participant’s termination of employment with the Company and its Subsidiaries that is consistent with the Company’s succession plan for the Company’s CEO, and (y) a “Voluntary Retirement” means Participant has unilaterally elected to terminate employment with the Company and its Subsidiaries on or after attaining age 50 and completing at least three years of continuous employment with the Company and/or its Subsidiaries, provided the sum of the Participant’s age and years of continuous employment with the Company and/or its Subsidiaries equals or exceeds 60.
In each case, Shares attributable to the prorated Performance Share Units subject to this Award shall be delivered to the Participant as soon as administratively practicable following the Vesting Date but no later than the fifteenth day of the third month following the end of the calendar year in which the Vesting Date occurs.
5. Adjustment in Capitalization. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation), the Shares subject to this Award shall be treated as set forth in Section 7.6 of the Plan.
6. Change in Control. In the event of a Change in Control, the Award shall be treated as set forth in Section 7.7 of the Plan. Notwithstanding the foregoing, in the event the Participant remains employed by the Company through a Change in Control (or the Award remains eligible for vesting in the event of a Mutually Agreed Retirement or Voluntary Retirement that satisfies the conditions of Section 4 above) and the surviving or successor entity does not assume, substitute, or continue the Award, the Participant shall vest in the Performance Share Units immediately prior to the closing of the Change in Control with such vesting based on target achievement of the Performance Measures. For purposes of clarity, the Performance Share Units shall vest based on the foregoing sentence immediately prior to the closing of the Change in Control rather than at the end of the Performance Period. In the event a Change in Control occurs and the surviving or successor entity agrees to assume this outstanding Award and the Participant is terminated by the Company or the successor entity without Cause within twenty-four (24) months after the Change in Control, then the Award shall vest on such date of termination based on target achievement of the Performance Measures.
For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company and the Participant, a determination by the Company that the Participant was or should have been dismissed as a result of (i) any material breach by the Participant of any agreement between the Participant and the Company; (ii) any material violation by the Participant of any written policy of the Company, including, without limitation, the Company’s Code of Business Conduct; (iii) the conviction of, indictment for or plea of nolo contendere by the Participant to a felony or a crime involving moral turpitude; (iv) conduct of the Participant, in connection with Participant’s employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company; or (v) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Participant of the Participant’s duties to the Company.
7. Restrictions on Transfer. Performance Share Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.
8. Withholding of Taxes. The obligation of the Company to deliver Shares or cash shall be subject to applicable Federal, state and local tax withholding requirements. The Committee may require the Participant to remit to the Company an amount sufficient to satisfy the withholding requirements or may, in its discretion, permit or require the Participant, subject to the provisions of the Plan and withholding rules established by the Committee, to satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Shares or cash (or by returning previously acquired Shares to the Company). Such election must be made in compliance with and subject to the withholding rules, and the Company may

Exhibit 10.12
limit the number of Shares withheld to satisfy the minimum tax withholding requirements to the extent necessary to avoid adverse accounting consequences.
9. No Rights as a Shareholder. Until Shares are issued, if at all, in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, the Participant shall have no rights as a shareholder with respect to such Shares.
10. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period.
11. Clawback Rights. Notwithstanding any other provision of the Plan or this Agreement, this Award is subject to recovery under any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback as may be required pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to such law, government regulation or stock exchange listing requirement).
12. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflicts of law).
13. Signature in Counterpart. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.
14. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
15. Amendment. This Agreement may not be altered, modified or amended except by a written instrument signed by the Company and the Participant.
16. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
17. Section 409A. This Award is intended as a short-term deferral, and to not be subject to any tax, penalty, or interest under, Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. This Award, this Agreement and the Plan (as to the Award) shall be construed and interpreted consistent with such intent. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A, and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Participant in connection with his or her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A and are subject to the 20 percent tax under Section 409A.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant has executed this Agreement in duplicate as of the day and year first above written as the Award Date.

Exhibit 10.12
KULICKE AND SOFFA INDUSTRIES, INC.

By: ____________________________________
Name: Zi Yao Lim
Title: Senior Director, Legal Affairs & General Counsel

By:____________________________________
Participant

Appendix A

The terms of the grant are stated below:

Award Date	<<Award Date>>
Performance Period	<<Performance Begin Date>> to <<Performance End Date>>
Vesting	See the Award Agreement. At a high level, cliff vesting upon later of the third anniversary of the award date and certification of achievement of performance goals following the end of the performance period
Target Performance and Performance Goals
•Absolute Revenue Growth (as described below) of 5%, averaged over the three fiscal years of the performance period
•Relative Revenue Growth (as described below) against BESI’s and ASMP’s annual revenue growth for each year of the three-year performance period

Payout Range	Greater of: •0% to 200% of Growth PSUs based on absolute revenue growth; or •0% to 50% of Growth PSUs based upon relative revenue growth

Payout Range for Absolute Revenue Growth
The percentage of Growth PSUs that will vest based on absolute revenue growth will range from 0% to 200% based upon the average of the Company’s organic revenue growth over the performance period.

The scale below shows the award payout percentage from <0% revenue growth to >10% revenue growth with a target of 5% revenue growth. Final vesting of the Awards will be interpolated and expressed as a full percentage from 0% to 200%.

Absolute Revenue Growth	Payout
>= 10%	200%
5%	100%
0%	25%
< 0%	0%

Payout Range for Relative Revenue Growth
The percentage of Growth PSUs that will vest based on relative revenue growth will range from 0% to 50% based on the Company’s annual revenue growth against BESI’s and ASMP’s annual revenue growth, 1/12 for each year of the three-year performance period that the Company’s annual revenue growth is greater than either BESI’s or ASMP’s annual revenue growth.

Exhibit 10.12
Example:

Using below hypothetical results as an example (green shading indicates that K&S outperformed a competitor for a given year):

Sample Fiscal Year	Absolute Organic Revenue Growth	Competitor A Revenue Growth	Competitor B Revenue Growth
Year 1	-4.7%	1.8%	-2.0%
Year 2	-32.4%	-38.0%	-35.1%
Year 3	6.3%	6.0%	5.5%
Year 4	-16.1%	-18.0%	-18.6%
Year 5	14.1%	13.8%	12.5%
Year 6	27.7%	28.0%	27.8%

The number of shares to be vested (assume a Growth PSU grant with a target of 300 shares each year):